Exhibit 99.1

                  Vicor Corporation Announces 3rd Qtr Results

    ANDOVER, Mass.--(BUSINESS WIRE)--Oct. 20, 2003--Vicor Corporation (NASDAQ: VICR) today announced its financial results for the quarter ended September 30, 2003. Revenues for the quarter decreased to $35,877,000 compared with $39,503,000 for the corresponding period a year ago. The Company reported a net loss of $7,120,000 compared with a net loss of $2,625,000 in 2002, and a diluted loss per share of $.17 compared with a diluted loss per share of $.06 in 2002. The larger net loss was due, in part, to increased investments in product development and a tax rule change limiting the availability of tax loss carry-backs in 2003 as discussed below.
    For the nine months ended September 30, 2003 revenues increased to $112,310,000 from $110,954,000 for the same period of 2002. The
Company reported a net loss for the period of $19,707,000 compared with a net loss of $12,408,000 in 2002, and a diluted loss per share of $.47 compared with a diluted loss per share of $.29 in 2002.
    In the third quarter, revenues decreased by 9.2% over the third quarter of 2002, and decreased by 7.3% on a sequential basis from the second quarter of 2003. The book to bill for the third quarter was 1.05:1 as compared with 0.98:1 in the second quarter of 2003. The Company ended the third quarter with approximately $33.4 million in backlog compared to $31.9 million at the end of 2002.
    In the third quarter, gross margin decreased to 23.9%, compared with 25.6% in the third quarter of 2002 and 27.2% in the second quarter of 2003. The gross margin was negatively impacted by lower shipments, a change in the revenue mix from first to second generation products and separation costs that the Company has incurred or accrued relating to the termination of the general furlough program.
    The Company had previously announced that in consideration of the excess in factory capacity that has persisted for nearly three years, the potential for improvements in productivity and the lower labor content of its new V-I Chips(TM), it would end the general furlough program for its factory workers effective October 10, 2003. In July, approximately 270 factory workers were notified that the Company would not continue to employ them after October 10th. Former employees that are unable to obtain other employment are being provided with benefits through the end of 2003.
    Depreciation and amortization in the quarter was $5.5 million and capital additions were $1.3 million. For the first nine months of 2003 depreciation and amortization was $16.8 million and capital additions were $4.6 million. The Company recorded the write-down of obsolete equipment valued at $333,000, which was charged to other income (expense), net.
    During the third quarter, the Company revised its estimated effective tax rate expected to be applicable for the full year 2003 to an expected tax benefit of 1% based on the reduced impact of state and international taxes as a result of higher anticipated losses for the full year 2003 and the revised estimated impact of expected benefits of certain items including foreign sales corporation tax benefits and related items. The effect of the revision of the estimated effective tax rate on the results for the third quarter was approximately $1.0 million. During 2002, the Company recorded a tax benefit of 36.5% reducing pre-tax losses due to a carry-back provision allowed by a temporary change in the tax laws.
    Cash and short-term investments were $112.4 million, an increase of $11.5 million from the end of 2002 and an increase of approximately $1.6 million from the end of the second quarter of 2003. The Company did not repurchase any shares during the quarter and has $26.0 million remaining on its authorized stock buy-back plan.
    Inventories decreased by approximately $7.3 million to $23.0 million as compared with $30.3 million at the end of 2002 and decreased by $1.2 million from the end of the second quarter of 2003.
    During the quarter, the Company experienced a high level of interest in its V-I Chip technology from customers in major end markets, including Communications, Consumer, Defense, Industrial, Information Technology and Transportation. V-I Chips are the building blocks of Factorized Power Architecture ("FPA"), the new power distribution architecture announced by Vicor this past April. Trade press coverage has characterized Factorized Power and V-I Chips as disruptive technology, providing a quantum leap in performance for power systems. V-I Chips overcome the density, efficiency, speed and noise limitations inherent in both, the "bricks" of the Distributed Power Architecture ("DPA") and the "niPOLs" of the Intermediate Bus Architecture ("IBA"). Leading original equipment manufacturers (OEMs) in Communications, Consumer and Information Technology markets have already asked Vicor to provide V-I Chip based solutions to power system requirements that DPA and IBA are unable to address.
    In a separate press release, the Company announced today that it has entered into a non-exclusive license with Celestica Inc. to manufacture and sell the V-I Chip Product Family as an alternate source to Vicor. The Company believes that select alternate sources of supply for V-I Chips will accelerate market penetration by encouraging leading OEMs in major end markets to take advantage of these revolutionary components and realize new and better OEM products. Given the large size and complexity of the addressable market for V-I Chips, the Company expects that licensing appropriate alternate sources of supply will amplify the market opportunity and enhance its total return on investment in V-I Chips and in the research and development of the underlying technologies. To this end, the Company has engaged in discussions with certain companies that have a recognized presence in Communications, IT, Industrial and Consumer Electronics end markets and that have approached the Company with an interest to enter into a license to manufacture and sell V-I Chips or to use V-I Chips within their OEM products.
    For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

    Earnings Conference Call

    Vicor will be holding its investor conference call, today, Monday, October 20, 2003 at 5:00 p.m. (EDST). Shareholders interested in participating in the call, should call 1-800-299-9086 at approximately 4:50 p.m. and use the Passcode 30416788. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through 5:00 p.m. on October 27, 2003. The replay dial-in number is 1-888-286-8010 and the Passcode is 66811853. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.
    This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to decrease manufacturing costs and to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.
    Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the telecommunications, electronic data processing, industrial control and military electronics markets.



VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                  QUARTER ENDED    NINE MONTHS ENDED
                                   (Unaudited)        (Unaudited)
----------------------------------------------------------------------
                                 SEPT 30, SEPT 30,  SEPT 30,  SEPT 30,
                                   2003     2002      2003      2002
----------------------------------------------------------------------
Net revenues                     $35,877  $39,503  $112,310  $110,954
----------------------------------------------------------------------
Costs and expenses
          Cost of sales           27,290   29,380    84,279    83,986
          Sales & administration  10,230    9,646    30,948    31,033
          Research & development   6,046    5,089    17,213    15,324
----------------------------------------------------------------------
                                  43,566   44,115   132,440   130,343

Operating loss                    (7,689)  (4,612)  (20,130)  (19,389)
----------------------------------------------------------------------
Other income (expense), net         (114)     478       224      (152)
----------------------------------------------------------------------
Loss before taxes                 (7,803)  (4,134)  (19,906)  (19,541)

Benefit for income taxes             683    1,509       199     7,133
----------------------------------------------------------------------
Net loss                        ($ 7,120)($ 2,625)($ 19,707)($ 12,408)
======================================================================
Net loss per share:
           Basic                 ($ 0.17) ($ 0.06)  ($ 0.47)  ($ 0.29)
           Diluted               ($ 0.17) ($ 0.06)  ($ 0.47)  ($ 0.29)
----------------------------------------------------------------------
Shares Outstanding:
           Basic                  41,851   42,328    41,901    42,383
           Diluted                41,851   42,328    41,901    42,383
----------------------------------------------------------------------

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)
                                                SEPT 30,      DEC 31,
                                                  2003         2002
                                              (Unaudited)  (Unaudited)
----------------------------------------------------------------------
Assets
----------------------------------------------------------------------
Current  Assets
        Cash and cash equivalents                $64,248      $72,120
        Short-term investments                    48,184       28,779
        Accounts receivable                       21,145       22,469
        Inventories                               23,005       30,325
        Refundable income taxes                    1,419        8,846
        Deferred tax assets                        7,526        8,126
        Other current assets                       1,993        2,399
----------------------------------------------------------------------
                  Total current assets           167,520      173,064

Property and equipment, net                       86,601       98,738
Other assets                                       6,914        6,643
----------------------------------------------------------------------
                                                $261,035     $278,445
======================================================================

Liabilities and Stockholders' Equity
----------------------------------------------------------------------
Current Liabilities
        Accounts payable                          $5,716       $5,724
        Accrued compensation and benefits          4,481        3,379
        Other accrued liabilities                 10,231       11,282
----------------------------------------------------------------------
                 Total current liabilities        20,428       20,385

Deferred income taxes - long term                 14,295       10,027

Stockholders' Equity
        Capital stock                            146,981      146,433
        Retained earnings                        183,691      203,398
        Treasury stock                          (104,360)    (101,798)
----------------------------------------------------------------------
                 Total stockholders' equity      226,312      248,033
----------------------------------------------------------------------
                                                $261,035     $278,445
======================================================================


    CONTACT: Vicor Corporation
             Mark A. Glazer, 978-470-2900
             Chief Financial Officer